Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No.333-191864) of Endeavor IP, Inc., (formerly Finishing Touches Home Goods Inc.) of our report dated February 13, 2014, relating to the consolidated financial statements which contains an explanatory paragraph related to the ability of Endeavor IP, Inc. (formerly Finishing Touches Home Goods Inc.) to continue as a going concern, which appear in the Form 10-K for the year ended October 31, 2013.

/s/ KBL, LLP
New York, NY
February 13, 2014